                                 EXHIBIT 13.3

                  Summarized Quarterly Financial Information


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First West Virginia Bancorp, Inc.
Summarized Quarterly Financial Information
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   A summary of selected quarterly financial information follows:


                                        First          Second
          1997                         Quarter         Quarter
                                    -------------   -------------

   Total interest income            $   2,698,339   $   2,845,165
   Total interest expense               1,087,969       1,161,352
   Net interest income                  1,610,370       1,683,813
   Provision for loan losses               25,500          36,000
   Investment Securities gain (loss)            -               -
   Total other income                     168,034         147,685
   Total other expenses                 1,038,815       1,085,507
   Income before income taxes             714,089         709,991
   Net income                             476,607         474,485
   Net income per share (1)                   .59             .59

                                        First        Second         Third        Fourth
          1996                         Quarter       Quarter       Quarter       Quarter
                                     -----------   -----------   -----------   -----------
   Total interest income             $ 2,372,377   $ 2,473,455   $ 2,556,220   $ 2,665,006
   Total interest expense                916,012       958,753       993,702     1,056,942
   Net interest income                 1,456,365     1,514,702     1,562,518     1,608,064
   Provision for loan losses              14,400        14,400        16,800        25,000
   Investment Securities gain (loss)      (1,050)          339             -             -
   Total other income                    132,621       138,237       145,438       134,492
   Total other expenses                1,012,897     1,035,391     1,034,833     1,080,858
   Income before income taxes            560,639       603,487       656,323       636,698
   Net income                            374,361       405,277       435,046       429,310
   Net income per share (1)                  .47           .50           .54           .53

                                        First        Second         Third         Fourth
          1995                         Quarter       Quarter       Quarter        Quarter
                                     -----------   -----------   -----------   -----------
   Total interest income             $ 2,064,169   $ 2,194,348   $ 2,312,087   $ 2,366,105
   Total interest expense                760,643       848,967       902,119       909,099
   Net interest income                 1,303,526     1,345,381     1,409,968     1,457,006
   Provision for loan losses              29,400        13,400         3,800         3,000
   Investment Securities gain (loss)           -        65,475             -       104,600
   Total other income                    158,872       121,699       150,440       118,641
   Total other expenses                  998,290       982,420       915,201     1,092,523
   Income before income taxes            434,708       536,735       641,407       584,724
   Net income                            294,323       358,502       418,489       399,033
   Net income per share (1)                  .36           .44           .52           .50

   (1) Adjusted for the 4 percent common stock dividend to stockholders of record as of December 2, 1996, a 2 percent common stock dividend to stockholders of record as of December 1, 1995 and the two-for-one stock split effective April 15, 1994.

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